Exhibit 10.6

January 4, 2010

Dear Troy Ignelzi:

We are pleased to offer you employment with Esperion Therapeutics, Inc., commencing January 4, 2010. With the re-start of Esperion, we have a unique opportunity to again create value for ourselves and our shareholders. It is expected that you will respect the core values of individual dignity, vibrant teamwork and excellence in science, and that these core values will create a corporate environment where you can thrive in your job and derive satisfaction from a hard day’s work. The collective success of all of our efforts will therefore lead to the collective success of Esperion. I welcome you as a colleague into this new enterprise called Esperion Therapeutics, Inc.

The terms of your offer are as follows:

Your initial position with us will be as Executive Director of Finance and Business Development reporting to Roger Newton, President and CEO. Your annualized salary will be $150,000 paid in semi-monthly installments in accordance with our normal payroll procedures. During your employment, you will be entitled to participate in the benefit programs and arrangements that we make available to our employees, including paid vacation and sick leave, contributory and non-contributory welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which you are eligible under the terms of those plans. Specifically, you will be entitled to three weeks (15 days) of paid vacation prorated in the first year, increasing based on the length of your employment. Upon joining us, you will also receive options to purchase 150,000 common shares in Esperion Therapeutics, Inc. in accordance with the terms of our incentive stock option plan for employees. Based on the company’s performance, you may be entitled to up to 25% of your base salary as an annual bonus. Additionally, we would like to offer you an allowance of $800 per month for temporary living expenses during the first six (6) months of your employment. This allowance can be used at your discretion for temporary housing and/or other relocation expenses, but is not to exceed $800 per month.

Your employment will be subject to the terms of the Esperion Colleague Handbook. In addition, your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is “at will.” This means that you have the right to end your employment relationship at any time, for any reason, or even no reason. We, of course, have the same right. No one has the authority to modify this at-will employment relationship except our President, and then only in writing addressed specifically to you.

We want to welcome you to Esperion, and wish you every success in contributing to our growth and progress. We are pleased to have you as a member of our team.

Very truly yours,

/s/ Roger S. Newton
Roger S. Newton, President and CEO

I accept employment with Esperion Therapeutics, Inc. on the terms set forth in this letter. Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under State or Federal civil rights statutes, must be brought or asserted by me within one year of the event giving rise to the claim or be forever barred. I expressly waive any longer statute or other period of limitations to the contrary.

/s/ Troy Ignelzi
Troy Ignelzi

Date:	1/12/10